Exhibit 99.1
Baker Hughes and Aker Solutions Form Subsea Production Alliance

April 22, 2014 - Houston, Texas, and Oslo, Norway - Baker Hughes Incorporated (NYSE:BHI) and Aker Solutions ASA (OSE:AKSO) have agreed to form an alliance to develop technology for production solutions that will boost output, increase recovery rates and reduce costs for subsea fields.

The non-incorporated alliance will combine Aker Solutions’ strengths in subsea production and processing systems with Baker Hughes’ expertise in well completions and artificial-lift technology to deliver reliable, integrated in-well and subsea production solutions that will help mitigate risk, accelerate output and extend the life of subsea fields. The alliance team also will focus on advancing the industry’s well-intervention capabilities to further optimize efficiency and reduce risks in subsea developments.

The structure of the alliance provides the flexibility for each company to offer any products and services to design the best solution for customers’ production challenges.

“Deepwater subsea fields have so far been characterized by low recovery rates, and new discoveries in deeper and more hostile environments are making these fields even more costly to develop,” said Martin Craighead, Baker Hughes’ chairman and chief executive officer. “The single-digit recovery rates currently being achieved at many of these fields don’t support a sustainable business model. By joining forces, Baker Hughes and Aker Solutions will identify and integrate the most effective combinations of in-well and subsea technologies, enabling greater production rates-efficiently and economically-from subsea fields.”

“Our joint commitment will strengthen the business of each company and help our customers unlock the vast values that come from subsea production,” said Øyvind Eriksen, Aker Solutions’ executive chairman. “Subsea factory development is a key focus for Aker Solutions and the partnership with Baker Hughes will provide critical capabilities that will help us develop technologies to create a fully-functioning subsea production system which will improve recovery rates and lower costs for oil producers.”

Baker Hughes’ Brage Johannessen and Aker Solutions’ Svenn Ivar Fure will lead the alliance for their respective companies as general managers. The alliance core team will be co-located and based in Houston.

Implementation of the alliance is subject to obtaining any required antitrust or other regulatory approvals.

###

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 59,000-plus employees work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes, visit: www.bakerhughes.com.

Aker Solutions is a global provider of products, systems and services to the oil and gas industry. Our engineering, design and technology bring discoveries into production and maximize recovery from each petroleum field. We employ about 28,000 people in approximately 30 countries. Go to www.akersolutions.com for more information on our business, people and values.

BAKER HUGHES CONTACTS

Media Relations:
Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com

Investor Relations:
Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Eric Holcomb, +1.713.439.8822, eric.s.holcomb@bakerhughes.com

AKER SOLUTIONS CONTACTS

Media:
Bunny Nooryani, Chief Communications Officer, Aker Solutions. Tel: +47 67 59 42 71, Mob: +47 480 27 575, E-mail: bunny.nooryani@akersolutions.com

Investor Relations:
Lasse Torkildsen, SVP Investor Relations, Aker Solutions. Tel: +47 67 51 30 39, Mob: +47 911 37 194, E-mail: lasse.torkildsen@akersolutions.com